AMENDMENT 2
This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 2, 2019:

Term	Means
“Existing Agreement”	Distribution Services, Advertising and Sales Material Review, and Licensing of Registered Representatives Letter Agreement between ALPS and the Client dated as of December 3, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Brown Advisory LLC
Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		BROWN ADVISORY LLC
By:	/s/ Steven B. Price	By:	/s/ David M. Churchill
Name:	Steven B. Price	Name:	David M. Churchill
Title:	SVP and Director of Distribution Services	Title:	CFO/COO

Schedule A to this Amendment
Amendments
Effective as of December 2, 2019, the Existing Agreement is amended as follows:
1.Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following new Exhibit A: Funds

EXHIBIT A: FUNDS

Brown Advisory Beutel Goodman Large-Cap Value Fund
Brown Advisory Equity Income Fund
Brown Advisory Flexible Equity Fund
Brown Advisory Global Leaders Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Mid-Cap Growth Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Emerging Markets Select Fund
Brown Advisory Strategic Bond Fund
Brown Advisory Sustainable Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory Tax Exempt Bond Fund
Brown Advisory Total Return Fund
Brown Advisory WMC Strategic European Equity Fund
Brown Advisory Tax-Exempt Sustainable Bond Fund

Schedule B to this Amendment
General Terms
1.Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
1.The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, which, except as explicitly amended hereby shall remain unchanged and in full force and effect, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
2.This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
3.This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.